Exhibit 99.1

Curon Medical Appoints Life Science Industry Veteran Larry J. Strauss to Its Board of Directors

FREMONT, Calif., April 13 /PRNewswire-FirstCall/ — Curon Medical, Inc. (Nasdaq: CURN - News) today announced the appointment of Larry J. Strauss to the Company’s Board of Directors effective April 11, 2005. Mr. Strauss, a financial expert, will also serve as the Chairman of the Audit Committee. The appointment of Strauss increases Curon Medical’s independent directors to four of the five directors.

(Logo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20050318/CURONLOGO )

“We are very pleased to have Mr. Strauss join Curon’s Board and assume the Chairmanship of the Audit Committee, enhancing our corporate governance practices,” said Larry C. Heaton II, President and Chief Executive Officer of Curon Medical. “His many years of experience in the biotechnology, pharmaceutical and medical device industries, and the skill set he has acquired in both private and public companies, will provide an important additional source of financial expertise for our Board and management team.”

Mr. Strauss currently serves as Vice President, Finance and Chief Financial Officer for Hansen Medical, Inc. From September 2003 to August 2004, he was the Vice President, Finance and Chief Financial Officer for Vivus, Inc., a specialty pharmaceutical company. Previously, Mr. Strauss was the Vice President, Finance and Fremont BioScience Site Manager for Baxter Healthcare Corporation, a position he assumed upon the acquisition in May 2002 of Fusion Medical Technologies, where he was Vice President, Finance and Chief Financial Officer since 1999. From October 1997 to May 1999, Mr. Strauss was Vice President, Operations of CardioGenesis Corporation, and Corporate Controller, beginning in February 1996. From 1991 to 1995, Mr. Strauss was Director of Finance for Telik, Inc. Earlier in his career, Mr. Strauss served as Vice President, Finance and Chief Financial Officer of Xoma Corporation. Mr. Strauss earned a BA degree, cum laude, in Mathematics from Claremont McKenna College and an MS degree in Industrial Engineering and Operational Research from the University of California, Berkeley.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta® System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca® System for the treatment of Bowel Incontinence(TM) (BI) received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.